EXHIBIT NO. 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, S.V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(336) 389-5513 – Media

Bassett Furniture News Release

Bassett Announces First Quarter 2008 Earnings

(Bassett, Va.) – April 10, 2008 – Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today its results of operations for its fiscal quarter ended March 1, 2008.

Sales for the quarter ended March 1, 2008 were $81.6 million as compared to $73.4 million for the quarter ended February 24, 2007 an increase of 11%. Due to the Company’s fiscal calendar, the quarter ending March 1, 2008 included 14 weeks compared to 13 weeks for the quarter ended February 24, 2007. The 2008 reported sales also have been positively impacted by reported revenue of $4.6 million due to a change in the Company’s invoicing practices with respect to freight for the delivery of wholesale furniture to our retail stores. In July of 2007, the Company began invoicing these customers on a fully landed basis such that the dealer invoice price includes the freight charge for delivery. Gross margins for the first quarter of 2008 and 2007 were 40.0% and 30.4%, respectively. Excluding the effects of the above-mentioned invoicing change, gross margins would have been 36.4%. This significant increase over 2007 results from improved margins in both the wholesale and retail segments. Selling, general and administrative expenses increased $1.8 million for the first quarter of 2008 as compared to 2007 primarily due to additional company-owned retail stores, partially offset by lower spending in the wholesale operation. The Company reported net income of $0.5 million, or $0.04 per share for the quarter ended March 1, 2008, as compared to a net loss of $(4.2) million, or $(0.35) per share, for the quarter ended February 24, 2007. The results for the quarter ended February 24, 2007 also included a $3.6 million pretax charge associated with the closure of its wood furniture manufacturing facility in Bassett, Va. Excluding the effects of this charge, the net loss for the first quarter of 2007 would have been $(2.0) million, or $(0.16) per share. A reconciliation of adjusted net loss has been set forth below.

“Despite the continuing challenges presented by the overall U.S. economy, the Company made progress during the first quarter by improving operating income by $3.9 million, excluding the effects of the restructuring charge in 2007”, said Robert H. Spilman, Jr., Bassett’s president and chief executive officer. “The wholesale segment benefited from an increase in comparable shipments as compared to the fourth quarter of 2007 and from the product mix changes and cost reduction measures that were outlined last year. Additionally, losses attributable to comparable corporate stores were reduced by approximately 40%, largely driven by a 410 basis point improvement in year-over-year gross margins. The consistency in marketing, selling culture, visual merchandising, and hiring practices that now characterizes our corporate retail network is beginning to provide the momentum that will ultimately provide the overall returns that we are targeting.”

“The Company continues its ongoing analysis of all corporate stores which includes an evaluation of the real estate, lease terms, and future sales potential of each location. Accordingly, two locations have been closed in the last four months with another contemplated in the next 90 days. Furthermore, the Company plans to convert two existing store locations to its new store format and remodel three additional stores over the remainder of fiscal 2008. Total capital allocation for these improvements will be in the $3 million range with another $1 million earmarked for additional improvements to the entire network.”

“We are encouraged by the sales results from the new store format. The Company will closely monitor sales performance of these locations throughout the remainder of the year. With this close monitoring, we believe we will have adequate information in which to evaluate the sales productivity and the returns generated from the new stores as we consider the level of investment that is appropriate to dedicate to the concept in 2009 and beyond.”

“We had an unusual amount of cash usage during the quarter which was primarily due to the largest new product introduction in recent memory. Five new wood collections made their debut in stores in January in addition to a new assortment of occasional and leather upholstery. We are very pleased with the sell through of these new product lines thus far. Despite this large revamping of our product assortment, we were able to hold quarterly inventory levels relatively flat. The Company expects to see significant reductions in inventory levels as the year unfolds.”

The Bassett Furniture retail store program had 131 stores in operation at the end of the first quarter of 2008. Although management will continue to work closely with its licensee stores to ensure the success of both the licensee and Bassett, the Company expects that six to eight underperforming stores will close during the remainder of 2008. The Company also expects over the remainder of 2008 that nine to ten licensee stores will remodel to incorporate certain aspects of the new design.

Wholesale Segment

Net sales for the wholesale segment were $69.3 million for the first quarter of 2008 as compared to $62.3 million for the first quarter of 2007, an increase of 11%. Due to the Company’s fiscal calendar, the quarter ended March 1, 2008 included 14 weeks compared to 13 weeks for the quarter ended February 24, 2007. The 2008 reported sales also have been positively impacted by reported revenue of $4.6 million due to a change in the Company’s invoicing practices as described above. Approximately 58% of wholesale shipments during the first quarter of 2008 were imported products compared to 47% for first quarter of 2007. Gross margins for the wholesale segment were 30.3% for the first quarter of 2008 as compared to 21.4% for the first quarter of 2007. Excluding the effects of the invoicing change described above, gross margins for the first quarter of 2008 would have been 25.3%, a 3.9 percentage point increase over 2007. This increase is primarily due to improved product mix associated with increased imported product that carries a higher margin. With the continued difficult furniture retail environment, the Company will continue to assess and adjust its wholesale cost structure to match associated demand.

Retail Segment

Bassett’s 32 corporate stores made progress despite difficult conditions at retail with sales of $25.9 million in the first quarter of 2008 as compared to $21.2 million in the first quarter of 2007. These sales increases have primarily resulted from the additional Company owned stores acquired after the first quarter of 2007 and a slight increase in comparable store sales (sales for stores open for longer than one year). Gross margins for the quarter increased 4.1 percentage points due to improved pricing and promotional strategies, coupled with less clearance sales activity as compared to 2007. The Company’s retail segment reduced its total operating losses by $0.3 million, a 13% decrease. For our 27 comparable corporate stores, the Company reduced its operating losses by approximately 40% in the first quarter of 2008 as compared to the first quarter of 2007. The Company believes that the combination of new product introductions, store prototype retrofits, better hiring and training of design consultants and continued improved marketing efforts will lead to the further improvement in retail operating results.

Other Income

Other income for the first quarter of 2008 was $0.2 million as compared to $0.9 million for 2007 primarily due to lower earnings on investments. In a turbulent period for the financial markets, the Company’s Alternative Asset Fund recorded slightly positive increases in the net asset values for the quarter, but well below the levels of the first quarter of 2007. Other income for the first quarter of 2007 was negatively impacted by $(0.6) million of losses recorded on the Company’s former equity investment in BFD Northeast, LLC (“BFDNE”). On February 28, 2007, the Company entered into an agreement with BFDNE whereby the Company contributed its 30% interest in BFDNE to BFDNE in exchange for certain assets of BFDNE’s two stores in Boston, Massachusetts.

Balance Sheet and Cash Flow

Accounts receivable increased during the first quarter of 2008, due to both the timing of shipments and payment terms associated with the January new product rollout and the slower pace of collections from certain store licensees related primarily to the overall retail environment. The Company continually assesses its levels of bad debt reserves and recorded $0.8 million in bad debt expenses. Although the Company believes it has adequate reserves for bad debts, it will continue to work with its dealers to help limit bad debt exposure. The Company expects several underperforming stores to close during the remainder of 2008, thereby reducing future bad debt exposure.

The Company used $8.6 million of cash in operating activities during the first quarter of 2008 primarily due to the continued difficult environment at retail as well as increased cash requirements to fund the January new product rollout. Representing one of the most extensive redesigns and rollouts in the Company’s recent history, the new product has been well-received at retail and should help to fuel future sales growth. Due to the lead time to source the majority of the new product, inventory and accounts payable balances were unusually high at the end of fiscal 2007. The Company’s inventory levels peaked in January and began returning to more normalized levels during February. Management has targeted an approximate $5 million inventory reduction plan for the remainder of 2008. The Company’s accounts payable balance was reduced by $6.4 million during the quarter and has returned to a more sustainable level at the end February. The Company also funded $2.4 million in dividends. These cash requirements were funded through $7.0 million of investment sales, $2.8 million in dividends from its investment in the International Home Furnishings Center and $4.0 million in additional borrowings on the revolving credit facility.

In the fourth quarter of 2007, the Company announced the acquisition of the operations of two stores in the Charleston, South Carolina area from a former licensee and that it had begun the process of acquiring the land and building of those stores. During the quarter ended March 1, 2008, the Company completed the acquisition of the land and building for $6.8 million. The Company funded the acquisition through additional real estate debt of $5.0 million and the use of preexisting accounts receivable from the former licensee.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 130 Bassett stores, Bassett has leveraged its strong brand name in furniture into a growing network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of fiscal 2008, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations—Unaudited

(In thousands, except for per share data)

	14 Weeks Ended March 1, 2008		13 Weeks Ended February 24, 2007
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$81,599	100.0%	$73,420	100.0%
Cost of sales	48,972	60.0%	51,109	69.6%

Gross profit	32,627	40.0%	22,311	30.4%

Selling, general and administrative	27,606	33.8%	25,825	35.2%
Wholesale delivery expenses	4,609	5.6%	—
Restructuring and impaired asset charge	—		3,609	4.9%

Income (loss) from operations	412	0.5%	(7,123)	-9.7%
Other income, net	187	0.2%	910	1.2%

Income (loss) before income taxes	599	0.7%	(6,213)	-8.5%
Income tax (provision) benefit	(81)	-0.1%	2,025	2.8%

Net income (loss)	$518	0.6%	$(4,188)	-5.7%

Basic earnings (loss) per share:	$0.04		$(0.35)

Diluted earnings (loss) per share:	$0.04		$(0.35)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	unaudited March 1, 2008	November 24, 2007
Assets

Current assets
Cash and cash equivalents	$5,559	$3,538
Accounts receivable, net	42,092	38,612
Inventories	50,079	50,550
Deferred income taxes	6,898	6,001
Other current assets	10,268	12,421

Total current assets	114,896	111,122

Property and equipment, net	58,978	53,225

Investments	68,025	76,924
Retail real estate	31,003	31,207
Notes receivable, net	14,489	14,128
Deferred income taxes	10,791	9,902
Other	12,370	14,195

	136,678	146,356

Total assets	$310,552	$310,703

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$19,686	$26,104
Customer deposits	9,089	8,894
Other accrued liabilities	21,124	21,596

Total current liabilities	49,899	56,594

Long-term liabilities
Post employment benefit obligations	14,391	14,493
Long-term revolving debt	14,000	10,000
Real estate notes payable	21,962	18,850
Distributions in excess of affiliate earnings	14,015	12,244
Other long-term liabilities	5,206	3,670

	69,574	59,257

Commitments and Contingencies

Stockholders’ equity
Common stock	59,055	59,033
Retained earnings	129,135	131,725
Additional paid-in-capital	2,267	2,180
Accumulated other comprehensive income	622	1,914

Total stockholders’ equity	191,079	194,852

Total liabilities and stockholders’ equity	$310,552	$310,703

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—Unaudited

(In thousands)

	14 Weeks Ended March 1, 2008	13 Weeks Ended February 24, 2007
Operating activities:
Net income (loss)	$518	$(4,188)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,036	2,328
Equity in undistributed income of investments and unconsolidated affiliated companies	(883)	(1,959)
Provision for restructuring and asset impairment costs	—	3,609
Realized income from investments	(182)	(434)
Provision for losses on accounts and notes receivable	770	685
Deferred income taxes	(78)	(793)
Other, net	(17)	187
Changes in operating assets and liabilities
Accounts receivable	(4,803)	(5,929)
Inventories	471	3,518
Other current assets	1,947	(1,384)
Accounts payable and accrued liabilities	(8,403)	603

Net cash used in operating activities	(8,624)	(3,757)

Investing activities:
Purchases of property and equipment	(199)	(218)
Purchases of retail real estate	(594)	—
Proceeds from sales of property and equipment	88	1,028
Acquisition of Charleston stores, net	(216)	—
Proceeds from sales of investments	11,761	5,591
Purchases of investments	(4,739)	(1,568)
Dividends from an affiliate	2,811	2,811
Net cash received on licensee notes	281	464
Other, net	(45)	(728)

Net cash provided by investing activities	9,148	7,380

Financing activities:
Borrowings under revolving credit facility	4,000	1,000
Repayments of real estate notes payable	(176)	(162)
Issuance of common stock	35	305
Cash dividends	(2,362)	(2,361)

Net cash provided by (used in) financing activities	1,497	(1,218)

Change in cash and cash equivalents	2,021	2,405
Cash and cash equivalents—beginning of year	3,538	6,051

Cash and cash equivalents—end of quarter	$5,559	$8,456

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information—Unaudited

(In thousands)

	14 Weeks Ended March 1, 2008	13 Weeks Ended February 24, 2007
Net Sales
Wholesale	$69,309	$62,346
Retail	25,927	21,183
Inter-company elimination	(13,637)	(10,109)

Consolidated	$81,599	$73,420

Operating Income (loss)
Wholesale	$2,883	$(1,161)
Retail	(2,057)	(2,376)
Inter-company elimination	(414)	23
Restructuring and impaired asset charge	—	(3,609)

Consolidated	$412	$(7,123)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	14 Weeks Ended March 1, 2008	Per Share	13 Weeks Ended February 24, 2007	Per Share
Net income (loss) as reported	$518	$0.04	$(4,188)	$(0.35)
Restructuring and impaired asset charge, net of taxes	—	—	2,201	0.19

Net income (loss) as adjusted	$518	$0.04	$(1,987)	$(0.16)

Adjustments to net income (loss) are net of income taxes at a 40% effective tax rate

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.